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                                                                    Exhibit 99.1
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                                                       -------------------------
                                                            Maxcor Financial
                                                       -------------------------

FOR IMMEDIATE RELEASE
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MAXCOR FINANCIAL GROUP NAMES OSCAR M. LEWISOHN, ROBIN A. CLARK AS DIRECTORS

Board of Directors is expanded from seven to nine members

         NEW YORK, January 11 - Maxcor Financial Group Inc. (Nasdaq: MAXF) today announced that Oscar M. Lewisohn and Robin A. Clark have been named to its Board of Directors, which was expanded from seven to nine directors to accommodate the new appointments.

         Mr. Lewisohn, 61, is currently Chairman of Soditic Limited, the London subsidiary of the Soditic Group, a European investment banking group with other offices in Geneva, Milan and Jersey, Channel Islands. He is also an advisor to Mercury Asset Management, London. In Switzerland, Mr. Lewisohn is a director of the HSBC Republic Bank (Suisse) S.A., Geneva.

         Mr. Lewisohn was formerly a Deputy Chairman of S.G. Warburg & Co. Ltd. in London from 1987 to 1994, and a director of the S.G. Warburg Group plc from 1985 to 1995.

         Mr. Lewisohn is a Life Governor of the Imperial Cancer Research Fund, London, and a member of the President's Committee of the Memorial Sloan Kettering Cancer Center, New York.

         Mr. Clark, 30, is Chief Executive Officer of Euro Brokers Holdings Limited, Maxcor's holding corporation for its London operations, Joint Managing Director of its Euro Brokers Finacor joint venture and a director of its Euro Brokers Switzerland operations. Mr. Clark joined Maxcor in 1994 to establish its yen derivatives business in London, and assumed management responsibility for its London operations in November 1996. Prior to joining Maxcor, Mr. Clark was Divisional Director at M.W. Marshalls & Co.

         Maxcor Financial Group Inc., through its various Euro Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and currency derivatives, emerging market products, cash deposits and other money market instruments, various fixed income securities (including repurchase agreements) and certain energy products. The Company employs approximately 600 persons and maintains principal offices in New York, Stamford, London, Tokyo, Geneva, Toronto and Mexico City.



                                       # #

Contact:       Maxcor Financial Group Inc., New York
               Investor Relations: Roger Schwed,  (212) 748-7000



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